Exhibit 16.1

July 29, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Smartbird, Inc.’s Form 8-K dated July 29, 2026, and have the following comments:

1.	We agree with the statements made in the paragraphs one through four of Item 4.01(a).
2.	We have no basis on which to agree or disagree with other statements made therein.

Yours truly,

/s/ Deloitte & Touche LLP